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                Vialog Extends Exchange Offer for Senior Notes

     BEDFORD, Mass.--August 1, 2000--Vialog Corporation (AMEX: VX), a leading provider of audio, video and Internet conferencing services, announced today that its pending exchange offer for its 12.75% Senior Notes has been extended until September 15, 2000. Pursuant to the exchange offer, which had been scheduled to expire on July 31, Vialog is offering to exchange shares of a newly created series of convertible preferred stock and cash for its outstanding Senior Notes. Vialog still plans to consummate the exchange offer prior to September 30, 2000.

     Vialog also reported that it is in continuing discussions with a number of parties, including two major financial institutions which Vialog has been working with since earlier this year, to arrange the financing necessary to complete the exchange offer. Vialog stated that it remains optimistic that the necessary financing will be available. However, if the Company is unable to obtain this financing, it will not be able to complete the exchange offer.

     The Company also stated that it has obtained new lock-up letters from nearly all of the holders of the Senior Notes who had executed lock-up letters earlier this year agreeing to support the exchange offer.

About Vialog

     Vialog is a leading provider of teleconferencing services, including audioconferencing, videoconferencing, web presentation; and messaging services, such as voicemail broadcast, e-mail broadcast and fax broadcast. Vialog helps its more than 6,000 corporate customers communicate more professionally, efficiently and effectively by delivering superior customer service and an extensive range of enhanced and customized conferencing solutions. Vialog's common stock (symbol:VX) is quoted on AMEX. For more information, visit vialog.com for direct, online access to Vialog's conferencing and messaging services.

     Statements in this press release that are not based on historical facts may be considered forward-looking statements that involve risks and uncertainties, including but not limited to: changes in the market, new products and announcements from other companies, changes in technology, and the impact of competitive products and pricing. Additional information on the factors that could affect the Company's financial results is included in the Company's 1999 Form 10-K and other Company reports, which are filed with the Securities and Exchange Commission.

Contact:
 Vialog
 Michael E. Savage, (978) 975-3700